Exhibit 99.1

NEWS RELEASE

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Jeremy D. King	Regions News Online: regions.doingmoretoday.com
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205-264-4551

Joia M. Johnson Appointed to Regions Board of Directors

Johnson will serve on the Nominating and Corporate Governance Committee and the Risk Committee.

BIRMINGHAM, Ala. – June 22, 2021 – Regions Financial Corp. (NYSE:RF) on Tuesday announced Joia M. Johnson has been appointed to the boards of Regions Financial Corp. and its subsidiary, Regions Bank, effective July 20, 2021. Ms. Johnson will serve on the Nominating and Corporate Governance Committee and the Risk Committee of the Boards.

An experienced corporate executive, as well as public and private company director, Ms. Johnson recently retired as chief administrative officer, general counsel, and corporate secretary for Hanesbrands Inc., a leading apparel manufacturer and marketer. Based in Winston-Salem, N.C., Ms. Johnson’s leadership position with Hanesbrands included serving as executive leader for the Hanesbrands Board of Directors’ Compensation Committee as well as the Board’s Governance and Nominating Committee. She also oversaw legal, corporate social responsibility, human resources, real estate, and government/trade relations functions for the company.

“Joia’s leadership experience, both at the corporate level and in various board roles, will add greater depth and insights to the Regions Board of Directors as we advance policies and strategies to benefit our customers, associates, communities, and shareholders,” said Charles McCrary, chair of the Regions Financial Corp. and Regions Bank Boards. “The Regions mission is to make life better for the people we serve, and we accomplish that mission by creating shared value for all of our stakeholders. With her passion for strong governance and strategic community engagement, Joia will help us build on our progress and reach new heights in the years to come.”

Joia M. Johnson has been appointed to the boards of Regions Financial Corp. and its subsidiary, Regions Bank, effective July 20, 2021.

Ms. Johnson’s board experience includes serving within the financial services sector. She serves on the board of Global Payments Inc., a Fortune 500 payments technology company. In addition, for eight years, Ms. Johnson was a board member for Crawford & Company, which specializes in insurance claims administration. Ms. Johnson was also a member of the board of H.J. Russell & Company, a private real estate construction and property management business, for 15 years.

Ms. Johnson is a graduate of Duke University. She also earned a Master of Business Administration from the Wharton School of Business at the University of Pennsylvania. In addition, she earned a law degree from the University of Pennsylvania School of Law.

“I believe the breadth of my corporate experience and civic engagement will complement the additional experience and skills reflected throughout Regions’ current directors,” Ms. Johnson said. “As the company focuses not just on continuous improvement but also on long-term, sustainable growth, I am thrilled to become a part of building on Regions’ history of success – while also defining a very bright future for the organization and the people and communities we serve.”

With the addition of Ms. Johnson, Regions will increase to a 13-member board, which will, as of July 20, 2021, consist of 12 independent outside directors.

Regions is committed to serving the long-term interests of shareholders by maintaining strong governance principles and cultivating an experienced and engaged Board of Directors with diverse skills and attributes. The Board has adopted comprehensive Corporate Governance Principles to guide its oversight and independent governance. The Corporate Governance Principles affirm that the Board will seek members from diverse professional backgrounds, who combine a broad spectrum of experience and expertise with a reputation for integrity, to ensure the Board maintains an appropriate mix of skills and characteristics to meet the needs of the company and the people it serves.

About Regions Financial Corporation

Regions Financial Corporation (NYSE:RF), with $153 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates more than 1,300 banking offices and approximately 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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